Exhibit 99.1

Pattern Energy Acquires a One-Third Interest in 270 MW K2 Wind Power Facility

SAN FRANCISCO, California, June 22, 2015 – Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy”) today announced it has closed the previously announced acquisition of a one-third interest in the 270 megawatt (MW) K2 Wind Power Facility in Ontario from Pattern Energy Group LP (“Pattern Development”). Pattern Energy will hold a 33% equity interest in the facility, which is equally co-owned by Samsung Renewable Energy, Inc. and Capital Power LP.

“We are closing on our interest in K2 Wind on schedule, growing our operations in Canada to four facilities with a total of 430 owned MW,” said Mike Garland, President and CEO of Pattern Energy.

One of the largest wind power facilities in Canada, the 270 MW K2 Wind has the capacity to generate clean energy for approximately 100,000 Ontario homes annually. Located in the Township of Ashfield-Colborne-Wawanosh (ACW) in southwestern Ontario, K2 Wind is comprised of 140 Siemens 2.3 MW wind turbines and operates under a 20-year PPA with the Independent Electricity System Operator (IESO).

The acquisition of K2 Wind expands Pattern Energy’s operations in Canada to four wind power facilities.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of 16 wind power facilities with a total owned interest of 2,112 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the number of Ontario home for which K2 is expected to generate clean energy. These forward-looking statements represent Pattern Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.

# # #

Contacts: Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Sarah Webster 415-283-4076 sarah.webster@patternenergy.com